Shareholder Voting Results

       At a Special Meeting of Shareholders of the Funds, held at the offices of Gemini Fund Services, LLC, 80 Arkay Drive, Hauppauge, NY 11788, on
Friday, August 19, 2016, shareholders of record at the close of business on July 1, 2016 voted to approve the following proposals:

       Proposal 1: To elect Thomas T. Sarkany and
Robert S. Andrialis to the Board of Trustees of the Trust.


Thomas T. Sarkany
Shares Voted
In Favor
55,559,565
Shares Voted
Against
or Abstentions
359,526

Robert S. Andrialis
Shares Voted
In Favor
55,551,965
Shares Voted
Against
or Abstentions
367,126